Exhibit 28(d)(5)

GABELLI INTERNATIONAL GROWTH FUND, INC.

SECOND AMENDED AND RESTATED

OPERATING EXPENSES LIMITATION AGREEMENT

THIS SECOND AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”), entered into on February 12, 2025, and effective as of March 10, 2025 (the “Effective Date”), by and between Gabelli International Growth Fund, Inc., a Maryland corporation (the “Fund”), on behalf of each of the Fund’s classes of shares listed on Appendix A (each, a “Class”), and the Fund’s investment adviser, Gabelli Funds, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Fund and the Adviser dated as of the 28th day of June, 1995 (the “Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Advisory Agreement that have not been assumed by the Adviser; and

WHEREAS, the Adviser desires to limit the Operating Expenses for each Class (as defined in paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund desires to allow the Adviser to implement those limits on behalf of each Class.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the Operating Expenses for each Class to an annual rate, expressed as a percentage of the average annual net assets of each respective Class to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses of a particular Class, as accrued each month, exceed the Class’s Annual Limit, the Adviser will pay to the Fund, on behalf of that Class, on a monthly basis, the excess expense within a reasonable time after being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to a Class, is defined to include all expenses necessary or appropriate for the operation of that Class, including the Adviser’s investment advisory or management fee detailed in the Advisory Agreement, but does not include any Rule 12b-1 fees, front-end or contingent deferred sales loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement made in the prior three fiscal years.

4. TERM. This Agreement shall become effective on the Effective Date and shall remain in effect indefinitely and at least until April 30, 2026, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5. TERMINATION. This Agreement may be terminated without payment of any penalty by the Board of Directors of the Fund (the “Board”), on behalf of each Class, upon sixty (60) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Board, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Advisory Agreement is terminated, with such termination effective upon the effective date of the Advisory Agreement’s termination.

6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

GABELLI INTERNATIONAL GROWTH FUND, INC., on behalf of Classes listed in Appendix A		GABELLI FUNDS, LLC

By:	/s/ John C. Ball	By:	/s/ John C. Ball
Name:	John C. Ball	Name:	John C. Ball
Title:	President and Treasurer	Title:	Authorized Signatory

[Signature Page to Second Amended and Restated Operating Expenses Limitation Agreement]

APPENDIX A

Class	Operating Expense Limit
Class AAA	0.50%
Class A	0.50%
Class C	0.50%
Class I	0.50%

A-1